K&L Gates LLP State Street Financial Center One Lincoln Street Boston, MA 02111-2950 T 617.261.3100 www.klgates.com

July 31, 2019

Highland Income Fund

c/o Highland Capital Management Fund Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Highland Income Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), issuance and sale by the Trust of up to 6,210,000 shares (the “Shares”) of the Trust’s 5.375% Series A Cumulative Preferred Shares, par value $0.001 per share, with a liquidation preference of $25.00 per share (the “Series A Preferred Shares”), pursuant to the Underwriting Agreement, dated July 29, 2019, among Morgan Stanley & Co. LLC, as representative of the underwriters listed therein, the Trust and Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of Part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)

the registration statement on Form N-2 (File Nos. 333-219103 and 811-23268) of the Trust, filed with the U. S. Securities and Exchange Commission (the “Commission”) on June 26, 2019 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(ii)

the prospectus and Statement of Additional Information of the Trust, each dated July 1, 2019, in the form filed with the Commission on July 1, 2019 pursuant to Rule 497 of the Securities Act Rules and Regulations (such prospectus, as so amended and proposed to be amended, being hereinafter referred to as the “Prospectus”);

(iii)

the prospectus supplement of the Trust, dated July 29, 2019, relating to the offering of the Shares, in the form filed with the Commission on July 30, 2019, pursuant to Rule 497 of the Securities Act Rules and Regulations (such prospectus supplement, as so amended and proposed to be amended, being hereinafter referred to as the “Prospectus Supplement”);

(iv)	the declaration of trust and bylaws of the Trust in effect on the date of this opinion letter;

(v)	the Statement of Preferences for the Series A Preferred Shares, dated July 29, 2019;

(vi)	the resolutions adopted by the trustees of the Trust relating to the issuance, sale and registration of the Shares and related matters (the “Board Resolutions”); and

(vii)	an executed copy of the Underwriting Agreement.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act that are applicable to equity securities issued by registered closed-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares have been duly authorized by all requisite action on the part of the Trust and, when the issuance of the Shares has been duly registered in the share record books of the Trust and the Shares are delivered to and paid for by the underwriters in accordance with the Underwriting Agreement and Board Resolutions, the Shares will be validly issued, fully paid and nonassessable, and (2) purchasers of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm’s name under the headings “Legal Counsel” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus, or the Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP